Exhibit 99.2

IMMEDIATE RELEASE

BUILDERS FIRSTSOURCE, INC. ANNOUNCES OFFERING OF $750.0 MILLION OF SENIOR UNSECURED NOTES DUE 2023

Dallas, TX – July 16, 2015 – Builders FirstSource, Inc. (the “Company”) (Nasdaq: BLDR) today announced that it intends to offer, in a private offering subject to market and other conditions, $750.0 million aggregate principal amount of senior unsecured notes due 2023 (the “Notes”). The offering of the Notes is being made in connection with the Company’s previously announced agreement to acquire all of the issued and outstanding equity interests of ProBuild Holdings, LLC, a Delaware limited liability company (“ProBuild”), pursuant to a Securities Purchase Agreement, dated as of April 13, 2015, between the Company, ProBuild and the holders of securities of ProBuild named as parties thereto (the “ProBuild Acquisition”). This offering is conditioned on the consummation of the ProBuild Acquisition.

Obligations under the Notes will initially be guaranteed by certain of the Company’s and ProBuild’s subsidiaries.

The Company intends to use the net proceeds from this offering to (i) pay a portion of the consideration for the ProBuild Acquisition, (ii) repay certain of its and ProBuild’s existing indebtedness and (iii) pay a portion of the related transaction fees and expenses.

The Notes will be offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States under Regulation S under the Securities Act. The issuance and sale of the Notes will not be registered under the Securities Act and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.

Cautionary Notice

Statements in this news release that are not purely historical facts or that necessarily depend upon future events, including statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

Investor Relations

Chad Crow

Senior Vice President and Chief Financial Officer

Builders FirstSource, Inc.

(214) 880-3585

Drew Mackintosh

Mackintosh Investor Relations

(512) 243-5009